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                                                                   EXHIBIT 10.14


                          CONSULTING SERVICES AGREEMENT
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Xioincs Document Techologies, Inc. of 70 Blanchard Road, Burlington, MA 01803
("Xionics") shall retain Thomas A. St. Germain of 16 Ga11oway Road, Chelmsford, MA 01824 ("Consultant") to furnish the services described be1ow upon the following terms and conditions:

1.       SERVICES

Consltant shall provide to Xionics general services related to Xionics Document Technologies, Inc. business, including but not limited to: Providing assistance and guidance to our CFO and to assist the CFO by acting as Director of Investor Relations.

Consultant agrees to perform all services hereunder to Xionics' reasonable satisfaction.

2.       COMPENSATION

In consideration of Consultant's performance of services as described above, Xionics shall pay Consultant at the rate of One Thousand Dollars ($1,000.00) per day, for approximately two days per week. This estimate may be exceeded if additional hours are expressly requested or authorized by Xionics. In addition, subject to the approval of Xionics' Board of Directors, Xionics wi11 grant to Consultant options to purchase 10,000 shares of Xionics Common Stock at an exercise price of $1.84. These shares will vest in four quarterly installments, the first of which will vest after one quarter after the effective date of this agreement.

Consultant shall submit an invoice to Xionics once every two (2) weeks, and Xionics shall pay such invoices within ten (10) business days after receipt.

Xionics shall also reimburse Consultant for actual out-of-pocket expenses incurred in the performance of the services described above, provided that such expenses have been approved in advance by Xionics and that Consultant submits an itemized account of them with appropriate supporting documentation.

3.       TERM AND TERMINATON

This Agreement shall be effective as of March 21, 1996 and shall continue until the services described above are completed. Notwithstanding the above, either party may terminate this Agreement for its convenience by giving ninety (90) days' written notice to the other. Xionics may terminate this agreement, without prior notice, with a one time payment of $15,000.00.

4.       NON-DISCLOSURE OF INFORMATION

Al1 materials and information given or disc1osed to Consultant by Xionics or prepared by Consultant for Xionics under this Agreement, whether proprietary to Xionics or not, shall be deemed confidential. Consultant agrees to keep such materials strictly confidential and not to disc1ose them to any third party at any time, before or after the term of this Agreement, without Xionics' written consent. Upon termination or expiration of this Agreement, Consultant shall surrender to Xionics all written and descriptive matter, including but not limited to drawings, blueprints, models, partially completed work, descriptions and all



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other papers and documents and materials relating to any work performed for or on behalf of Xionics under this Agreement. This Section shall apply regardless of whether Xionics' confidential information is produced by Consultant or not. This Section 4. shall survive termination of this Agreement. This Section 4. shall not apply to any information that is (a) generally known in the computer industry; (b) rightfully received from a third party; (c) independently discovered or developed by Consultant without reference to confidential information of Xionics; (d) required to be disclosed by law; or (e) disclosed with Xionics' consent, not to be unreasonably withheld.

5.       OWNERSHIP

All materials originated and prepared for Xionics by Consultant pursuant to this Agreement are and shall remain the exclusive property of Xionics.

Consultant acknowledges and agrees that works of authorship created within the scope of this Agreement constitute works made for hire and that ownership of the copyrights and any other intellectual property rights in such works belongs to Xionics. To the extent such works may not be regarded as works made for hire, Consultant hereby assigns any and all copyrights and other intellectual property rights in such works to Xionics, and hereby waives any and all moral rights to the extent permitted by law. Xionics shall have no obligation to designate Consultant as the author of any such works when distributing them publicly, nor to make any distribution of such works.

6.      INVENTIONS

Consultant agrees to promptly and fully disclose to Xionics any and all inventions, discoveries and developments made, conceived or reduced to practice by Consultant in connection with the services performed hereunder, and Consultant hereby assigns to Xionics, without further compensation, all right, title and interest in and to such inventions, discoveries and developments and any and all related patents, patent applications, and copyrights in the United States and elsewhere. Consultant agrees to keep adequate and current written records of all such inventions, discoveries and developments, which records shall be available to and remain the sole property of Xionics at all times, and to provide reasonable assistance to Xionics in obtaining and enforcing patent, copyright and other forms of legal protection for such inventions, discoveries and developments in any country, both during and after the term of this Agreement.

7.       INDEPENDENT CONTRACTOR STATUS

It is expressly agreed and understood that Consultant is performing services under this Agreement as an independent contractor for Xionics and not as an employee, agent, servant or representative of Xionics. Consultant agrees that Xionics will not provide any benefits of the type typically offered to employees to Consultant hereunder. Xionics' liability hereunder shall be limited to payment of the fees set forth in this Agreement.

8.      TAXES

Consultant agrees to pay all applicable taxes that may arise as a result of this Agreement, including but not limited to income tax, social security and other payroll tax requirements.

9.      GENERAL

This Agreement may be amended only in writing by both parties. Consultant shall not assign this Agreement, or any right or obligation hereunder, without Xionics' written consent, and any attempted assignment without Xionics' written consent shall be deemed void. Failure of either party to insist in any instance upon strict performance by the other party of any term, condition or obligation set forth in this


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Agreement shall not be deemed a waiver of such or any other provision of this
Agreement. This Agreement represents the entire understanding of the parties hereto and supersedes all prior written or oral agreements with respect to the subject matter hereof. This Agreement shall be governed by the laws of the Commonwealth of Massachusetts, excluding its conflict of laws rules.

XIONICS DOCUMENT TECHNOLOGIES, INC.                 CONSULTANT



By:                                          Signature:
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Print Name:                                  Taxpayer I.D. No.
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Date:                                        Date:
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